STATE OF CALIFORNIA
BUSINESS, TRANSPORTATION AND HOUSING AGENCY
DEPARTMENT OF CORPORATIONS

File No. 309-3855

Applicant: Energy Metals Corporation

CERTIFICATE OF ISSUANCE OF PERMIT

I, WAYNE STRUMPFER, Acting California Corporations Commissioner, hereby certify:

1. By application filed March 16, 2006, applicant seeks qualification for the offer and sale of securities under section 25121 of the Corporate Securities Law of 1968, as amended.

2. The terms and conditions of the proposed offer and sale of securities are described in that application and the Notice of Hearing executed on April 3, 2006.

3. At applicant's request and upon due notice to all persons to whom it is proposed to issue such securities, a hearing was held on April 24, 2006, before the Department of Corporations, upon the fairness of the terms and conditions of such offer and sale of securities. All proposed issuees had the right to appear.

4. The terms and conditions are fair and are approved. Qualification by permit for the offer and sale of such securities is effective the date hereof.

Dated: Los Angeles, California

APR 24 2006

COMMISSIONER OF CORPORATIONS · STATE OF CALIFORNIA · EUREKA

WAYNE STRUMPFER
Acting California Corporations Commissioner

By [signature]

Steve Kiang
Corporations Counsel